Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 4 to Form S-4 of our report dated March 30, 2021, with respect to our audit of the financial statements of Ivanhoe Capital Acquisition Corp. as of December 31, 2020 and for the period from July 8, 2020 (inception) through December 31, 2020, and of our report dated January 15, 2021, except for the effects of the restatement disclosed in Notes 2, 8, 9, 10 and 11 as to which the date is December 21, 2021, with respect to the audit of the financial statement of Ivanhoe Capital Acquisition Corp. as of January 11, 2021, which is contained in the Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

December 21, 2021